Red Rock Resorts Announces Third Quarter 2019 Results

LAS VEGAS, Nov. 5, 2019 /PRNewswire/ -- Red Rock Resorts, Inc. ("Red Rock Resorts", "we" or the "Company") (NASDAQ: RRR) today reported financial results for the third quarter ended September 30, 2019.

Net revenues were $465.9 million for the third quarter of 2019, an increase of 13.0%, or $53.6 million, from $412.3 million in the same period of 2018. The increase in net revenues was primarily due to an increase in Las Vegas operations, led by an increase in net revenues at the Palms Casino Resort (the "Palms").

Net loss was $26.8 million for the third quarter of 2019, a decrease of $51.9 million, from net income of $25.1 million in the same period of 2018. The decrease in net income was primarily due to one-time charges relating to the termination of certain artist performance agreements and employment arrangements at the Palms, as well as higher depreciation and amortization relating to the Palms redevelopment project.

Adjusted EBITDA(1) was $111.1 million for the third quarter of 2019, an increase of 1.8%, or $2.0 million, from $109.1 million in the same period of 2018. The increase in Adjusted EBITDA was primarily due to an increase in Las Vegas operations excluding the Palms and management fees generated under the Graton Resort management agreement, partially offset by a decrease in Adjusted EBITDA at the Palms.

Las Vegas Operations

Net revenues from Las Vegas operations were $440.7 million for the third quarter of 2019, an increase of 13.1%, or $51.0 million, from $389.7 million in the same period of 2018. Adjusted EBITDA from Las Vegas operations was $97.2 million for the third quarter of 2019, a decrease of 0.8%, or $0.7 million, from $97.9 million in the same period of 2018. The increase in net revenues from Las Vegas operations was primarily due to an increase in net revenues at the Palms, and the decrease in Adjusted EBITDA from Las Vegas operations was primarily due to a decrease in Adjusted EBITDA at the Palms.

Native American Management

Adjusted EBITDA from Native American operations was $22.3 million for the third quarter of 2019, an increase of 12.6% from $19.8 million in the same period of 2018 due to increased management fees generated under the Graton Resort management agreement.

Palms Redevelopment Update

The Palms redevelopment project is now complete with the final component of phase three of the project, Michelin-starred dim sum restaurant Tim Ho Wan, having opened in late September 2019. As of September 30, 2019, the Company has incurred approximately $679 million in costs against the $690 million project.

Balance Sheet Highlights

The Company's cash and cash equivalents at September 30, 2019 were $106.4 million and total principal amount of debt outstanding at the end of the third quarter was $3.095 billion. The Company's debt to Adjusted EBITDA and interest coverage ratios were 5.5x and 4.1x, respectively.

Quarterly Dividend

On October 28, 2019, the Company's Board of Directors declared a cash dividend of $0.10 per Class A common share for the fourth quarter of 2019. The dividend will be payable on December 27, 2019 to all stockholders of record as of the close of business on December 13, 2019.

Prior to the payment of such dividend, Station Holdco LLC ("Station Holdco") will make a cash distribution to all unit holders of record, including the Company, of $0.10 per unit for a total distribution of approximately $11.7 million, approximately $7.0 million of which is expected to be distributed to the Company and approximately $4.7 million of which is expected to be distributed to the other unit holders of record of Station Holdco.

Conference Call Information

The Company will host a conference call today at 4:30 p.m. Eastern Time to discuss its financial results. The conference call will consist of prepared remarks from the Company and include a question and answer session. Those interested in participating in the call should dial (888) 317-6003, or (412) 317-6061 for international callers, approximately 15 minutes before the call start time. Please use the passcode: 3154733. A replay of the call will be available from today through November 12, 2019 at www.redrockresorts.com. A live audio webcast of the call will also be available at www.redrockresorts.com.

Presentation of Financial Information

(1) Adjusted EBITDA is a non-GAAP measure that is presented solely as a supplemental disclosure. We believe that Adjusted EBITDA is a widely used measure of operating performance in our industry and is a principal basis for valuation of gaming companies. We believe that in addition to net (loss) income, Adjusted EBITDA is a useful financial performance measurement for assessing our operating performance because it provides information about the performance of our ongoing core operations. Adjusted EBITDA includes net (loss) income plus depreciation and amortization, share-based compensation, write-downs and other charges, net (including Palms redevelopment and preopening expenses, loss on artist performance contract termination at Palms' nightclub and dayclub, severance, business innovation and technology enhancements), tax receivable agreement liability adjustment, interest expense, net, loss on modification of debt, change in fair value of derivative instruments, (benefit) provision for income tax and other.

Company Information and Forward Looking Statements

Red Rock Resorts owns a majority indirect equity interest in and manages Station Casinos LLC ("Station Casinos"). Station Casinos is the leading provider of gaming and entertainment to the residents of Las Vegas, Nevada. Station Casinos' properties, which are located throughout the Las Vegas valley, are regional entertainment destinations and include various amenities, including numerous restaurants, entertainment venues, movie theaters, bowling and convention/banquet space, as well as traditional casino gaming offerings such as video poker, slot machines, table games, bingo and race and sports wagering. Station Casinos owns and operates Red Rock Casino Resort Spa, Green Valley Ranch Resort Spa Casino, Palms Casino Resort, Palace Station Hotel & Casino, Boulder Station Hotel & Casino, Sunset Station Hotel & Casino, Santa Fe Station Hotel & Casino, Texas Station Gambling Hall & Hotel, Fiesta Rancho Casino Hotel, Fiesta Henderson Casino Hotel, Wildfire Rancho, Wildfire Boulder, Wild Wild West Gambling Hall & Hotel, Wildfire Sunset, Wildfire Valley View, Wildfire Anthem and Wildfire Lake Mead. Station Casinos also owns a 50% interest in Barley's Casino & Brewing Company, Wildfire Casino & Lanes and The Greens. In addition, Station Casinos is the manager of Graton Resort & Casino in northern California.

This press release contains certain forward-looking statements with respect to the Company and its subsidiaries which involve risks and uncertainties that cannot be predicted or quantified, and consequently, actual results may differ materially from those expressed or implied herein. Such risks and uncertainties include, but are not limited to the effects of the economy and business conditions on consumer spending and our business; competition, including the risk that new gaming licenses or gaming activities are approved; our substantial outstanding indebtedness and the effect of our significant debt service requirements; our ability to refinance our outstanding indebtedness and obtain necessary capital; the impact of extensive regulation; risks associated with changes to applicable gaming and tax laws; risks associated with development, construction and management of new projects or the redevelopment or expansion of existing facilities; and other risks described in the filings of the Company with the Securities and Exchange Commission. In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise, except as required by law. If the Company updates one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those other forward-looking statements.

View source version on http://redrockresorts.investorroom.com/:

CONTACT:

Stephen L. Cootey
Stephen.Cootey@redrockresorts.com
(702) 495-4214

Rodney S. Atamian
Rod.Atamian@redrockresorts.com
(702) 495-3411

Red Rock Resorts, Inc.
Condensed Consolidated Statements of Operations
(amounts in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Operating revenues:
Casino	$ 238,269	$ 230,723	$ 728,470	$ 699,726
Food and beverage	128,016	94,666	370,740	280,226
Room	48,169	39,306	145,555	128,655
Other	27,823	26,385	80,650	73,858
Management fees	23,581	21,252	70,333	67,094
Net revenues	465,858	412,332	1,395,748	1,249,559
Operating costs and expenses:
Casino	89,205	82,772	259,861	242,126
Food and beverage	128,376	87,097	360,767	252,320
Room	20,279	19,595	61,034	59,126
Other	14,077	13,216	39,610	34,111
Selling, general and administrative	107,756	104,360	317,423	297,540
Depreciation and amortization	57,925	44,235	164,613	133,391
Write-downs and other charges, net	34,094	6,439	66,668	21,070
Tax receivable agreement liability adjustment	(97)	-	(97)	(90,375)
	451,615	357,714	1,269,879	949,309
Operating income	14,243	54,618	125,869	300,250
Earnings from joint ventures	455	499	1,481	1,606
Operating income and earnings from joint ventures	14,698	55,117	127,350	301,856

Other (expense) income:
Interest expense, net	(40,517)	(33,590)	(118,936)	(96,299)
Loss on modification of debt	-	-	(302)	-
Change in fair value of derivative instruments	(1,739)	4,229	(21,335)	27,353
Other	(82)	(66)	(234)	(287)
	(42,338)	(29,427)	(140,807)	(69,233)
(Loss) income before income tax	(27,640)	25,690	(13,457)	232,623
Benefit (provision) for income tax	842	(623)	(124)	(26,324)
Net (loss) income	(26,798)	25,067	(13,581)	206,299
Less: net (loss) income attributable to noncontrolling interests	(11,141)	10,387	(5,401)	57,704
Net (loss) income attributable to Red Rock Resorts, Inc.	$ (15,657)	$ 14,680	$ (8,180)	$ 148,595

(Loss) earnings per common share:
(Loss) earnings per share of Class A common stock, basic	$ (0.22)	$ 0.21	$ (0.12)	$ 2.15
(Loss) earnings per share of Class A common stock, diluted	$ (0.22)	$ 0.20	$ (0.12)	$ 1.66

Weighted-average common shares outstanding:
Basic	69,618	69,250	69,525	69,059
Diluted	69,618	117,074	69,525	117,006

Dividends declared per common share	$ 0.10	$ 0.10	$ 0.30	$ 0.30

Red Rock Resorts, Inc.
Segment Information and Reconciliation of Net (Loss) Income to Adjusted EBITDA
(amounts in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net revenues
Las Vegas operations	$ 440,695	$ 389,668	$ 1,320,818	$ 1,178,520
Native American management	23,453	21,119	69,901	66,644
Reportable segment net revenues	464,148	410,787	1,390,719	1,245,164
Corporate and other	1,710	1,545	5,029	4,395
Net revenues	$ 465,858	$ 412,332	$ 1,395,748	$ 1,249,559

Net (loss) income	$ (26,798)	$ 25,067	$ (13,581)	$ 206,299
Adjustments
Depreciation and amortization	57,925	44,235	164,613	133,391
Share-based compensation	4,464	3,315	12,849	8,872
Write-downs and other charges, net	34,094	6,439	66,668	21,070
Tax receivable agreement liability adjustment	(97)	-	(97)	(90,375)
Interest expense, net	40,517	33,590	118,936	96,299
Loss on modification of debt	-	-	302	-
Change in fair value of derivative instruments	1,739	(4,229)	21,335	(27,353)
(Benefit) provision for income tax	(842)	623	124	26,324
Other	82	66	234	(700)
Adjusted EBITDA	$ 111,084	$ 109,106	$ 371,383	$ 373,827

Adjusted EBITDA
Las Vegas operations	$ 97,168	$ 97,942	$ 329,338	$ 336,408
Native American management	22,273	19,787	65,699	61,671
Reportable segment Adjusted EBITDA	119,441	117,729	395,037	398,079
Corporate and other	(8,357)	(8,623)	(23,654)	(24,252)
Adjusted EBITDA	$ 111,084	$ 109,106	$ 371,383	$ 373,827